Exhibit 77Q1(e)

Addendum to Management Agreement
between Lord Abbett Municipal Income Fund, Inc. and
Lord, Abbett & Co. LLC
Dated February 1, 2018


      Effective February 1, 2018, Lord, Abbett & Co. LLC and Lord Abbett Municipal Income Fund, Inc., on behalf of its series, Lord Abbett Short Duration Tax Free Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund stated in paragraph 2 of the management agreement dated December 15, 1994 ("Management Agreement") shall be as follows:

0.34% on the first $2 billion of average daily net assets;
0.32% on the next $3 billion of average daily net assets; and 0.29% on the Fund's average daily net assets over $5 billion.

      For purposes of Section 15(a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.


      LORD ABBETT MUNICIPAL INCOME FUND, INC.

 BY:     /s/ Brooke A. Fapohunda
          Brooke A. Fapohunda
       Vice President and Assistant Secretary



LORD, ABBETT & CO. LLC



       BY:      /s/ Lawrence H. Kaplan
       Lawrence H. Kaplan
	  Member and General Counsel



Dated: February 1, 2018